WINTRUST FINANCIAL CORPORATION
                727 NORTH BANK LANE, LAKE FOREST, ILLINOIS 60045

NEWS RELEASE
                                                                October 25, 2002
FOR IMMEDIATE RELEASE
CONTACT:
Edward J. Wehmer, President & CEO
David A. Dykstra, Senior Executive Vice President and Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

      WINTRUST FINANCIAL CORPORATION ANNOUNCES PROMOTION OF DAVID L. STOEHR

          Edward J. Wehmer, President and CEO of Wintrust Financial Corporation (Nasdaq: WTFC) announces the promotion of David L. Stoehr to Executive Vice President and Chief Financial Officer. Stoehr succeeds David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, who until now had also served as the Company's Chief Financial Officer. Mr. Dykstra will continue on in his role as Chief Operating Officer.

          "Dave Stoehr has been a real asset since coming to Wintrust in January of this year," Mr. Wehmer commented. "We are pleased to promote him to Executive Vice President and to award him the Chief Financial Officer responsibilities. This will also allow Dave Dykstra to spend more time relative to his responsibilities as the Chief Operating Officer of the corporation."

          David Stoehr joined Wintrust as Senior Vice President/Finance. Prior to that, Stoehr was a Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp and managed the finance reporting teams at Firstar and U.S. Bancorp in Milwaukee, WI. Prior to that he served as Director of Finance/Controller of Associated Banc-Corp in Green Bay, WI. Stoehr is a CPA, CMA and CFM with a bachelor's degree in accounting from the University of Wisconsin-Oshkosh and an MBA from the University of Wisconsin-Milwaukee.

          Wintrust is a $3.6 billion multi-bank holding company whose common stock is traded on the Nasdaq Stock Market(R). It operates seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

                                      # # #